UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 21, 2004 (January 16, 2004)

Date of Report (Date of earliest event reported)

CABLETEL COMMUNICATIONS CORP.

(Exact name of Registrant as specified in its charter)

Ontario, Canada

(Jurisdiction of incorporation or organization)

1-13332 (Commission File Number)	8647 8525 (Canadian Federal Tax Account Number)

230 Travail Rd., Markham, Ontario, Canada L3S 3J1

(Address of principal executive offices)

(905) 475-1030

(Registrant’s telephone number, including area code)

Item 5. Other Events

On January 15, 2004, Cabletel Communications Corp., (“Cabletel”), issued a press release announcing that, as a result of, among other things, continued weakness in its market, the Company does not currently have adequate working capital to meet its current obligations, thereby putting into doubt the Company’s ability to continue as a going concern. To address these issues, the Company is actively exploring various options including (i) raising additional financing through the issuance of debt or equity securities, (ii) the restructuring of existing obligations and (iii) selling the Company or certain of its segments. There can be no assurances that any of these efforts will be successful and the Company may be required to consider alternative courses of action including filing a voluntary petition seeking protection under applicable Canadian and/or U.S. restructuring laws.

The Company also announced that it has terminated its previously announced negotiation of a restructuring of the payment terms of its US $2.2 million (approximately US $1.2 million of which remains outstanding) senior subordinated promissory note issued to one of its major suppliers and has ceased paying amounts owed under that note. As a result, the supplier has the right to demand repayment of all outstanding amounts under that note, which is unsecured and subordinated to the rights of the Company’s senior secured lender under the Company’s senior credit facility. If such a demand is made, the Company will not be in a position to make those payments and would have to consider alternative courses of action, including, but not limited to, seeking protection under applicable bankruptcy laws.

Separately, the Company announced that Ron Eilath has resigned as the Company’s Chief Financial Officer. The Company is in the process of conducting a search for a successor.

The press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 7. Financial Statements and Exhibits

99.1 Press release dated January 16, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABLETEL COMMUNICATIONS CORP. (Registrant)

Date: January 21, 2004	By: /s/ D. Gregory Walling D. Gregory Walling President and Chief Executive Officer